Exhibit 5.1

April 30, 2025

Stardust Power Inc.

15 E. Putnam Ave, Suite 378

Greenwich, CT 06830

Ladies and Gentlemen:

We have acted as counsel for Stardust Power Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with:

(i)	150,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) issuable to J.V.B. Financial Group, LLC, for services provided through its Cohen & Company Capital Markets Division (“J.V.B.”) related to the Company’s business combination completed on July 8, 2024 (the “J.V.B. Shares”);

(ii)	977,653 shares of Common Stock (the “December 6, 2024 Loan Shares”) issued as partial consideration for the purchase of $1,750,000 of promissory notes pursuant to a terms sheet dated December 6, 2024 (the “December 6, 2024 Loan”);

(iii)	488,826 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock issued as partial consideration for the December 6, 2024 Loan (the “December 6, 2024 Loan Warrants”);

(iv)	754,187 shares of Common Stock (the “December 13, 2024 Shares”) issued as partial consideration for the purchase in the aggregate of $1,800,000 of promissory notes pursuant to a terms sheet dated December 13, 2024 and the Securities Purchase Agreement dated April 2025 (the “December 13, 2024 Loan”);

(v)	377,092 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock issued as partial consideration for the December 13, 2024 Loan (the “December 13, 2024 Loan Warrants”);

(vi)	128,504 shares of Common Stock (the “2024 Private Placement Shares”) issued in a private placement pursuant to a terms sheet entered into on December 31, 2024 (the “2024 Private Placement”);

(vii)	64,251 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock issued in the 2024 Private Placement (the “2024 Private Placement Warrants”); and

(viii)	500,000 shares of Common Stock (the “License Agreement Shares”) issued to a selling stockholder pursuant to a License Agreement dated February 7, 2025.

The J.V.B. Shares, December 6, 2024 Loan Shares, December 13, 2024 Shares, 2024 Private Placement Shares and the License Agreement Shares are collectively referred to as the “Shares.” The December 6, 2024 Loan Warrants, December 13, 2024 Loan Warrants and 2024 Private Placement Warrants are collectively referred to as the “Warrants.” The shares of Common Stock issuable upon exercise of the December 6, 2024 Loan Warrants are referred to as the “December 6, 2024 Warrant Shares,” the shares of common stock issuable upon exercise of the December 13, 2024 Loan Warrants are referred to as the “December 13, 2024 Warrant Shares,” the shares of Common Stock issuable upon exercise of the 2024 Private Placement Warrants are referred to as the “2024 Private Placement Warrants Shares” and the December 6, 2024 Warrant Shares, the December 13, 2024 Warrant Shares and the 2024 Private Placement Warrant Shares are collectively referred to as the “Warrant Shares.”

Stardust Power Inc.

April 30, 2025

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as currently in effect, (ii) the Company’s Bylaws as currently in effect, (iii) the Registration Statement and the Prospectus, (iv) the form of the December 6, 2024 Loan Warrant, (v) the form of the December 13, 2024 Loan Warrant, (vi) the 2024 Private Placement Warrant, and (vii) such corporate records, agreements, documents, and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Shares, when duly issued and sold by the Company as contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid, and non-assessable, (ii) the Warrants, when duly issued and sold by Company as contemplated in the Registration Statement and the Prospectus, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, or other similar laws affecting creditors’ rights and to general equitable principles, and (iii) the Warrant Shares have been duly authorized and, when issued upon the due exercise of the Warrants, will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Stardust Power Inc.

April 30, 2025

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP